Exhibit 10.16

Second Amendment to

Sterling Ultimate Parent Corp. 2015 Long-Term Equity Incentive Plan

WHEREAS, Sterling Ultimate Parent Corp., a Delaware corporation (the “Company”) maintains the Sterling Ultimate Parent Corp. 2015 Long-Term Equity Incentive Plan (the “Plan”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan;

WHEREAS, Section 8 of the Plan provides that, among other things, the Board may amend the Plan at any time, subject to the limitations set forth therein; and

WHEREAS, Section 4 of the Plan sets forth the number of Shares reserved and available for issuance under the Plan; and

WHEREAS, by resolution dated November 28, 2018, the Board amended Section 4 of the Plan to provide for a separate special performance share pool pursuant to which 2684 Shares were reserved and available for issuance.

NOW THEREFORE, the Plan is hereby amended as follows:

1. Establishment of Performance Share Pool. The Plan is hereby amended by deleting Section 4 thereof in its entirety and replacing it with the following:

“(a) The total number of Shares reserved and available for issuance under the Plan (i) in connection with the issuance of special performance-based vesting Options to senior executives and directors of the Company shall be 2,684 (the “Performance Share Pool”) and (ii) the total number of Shares reserved and available for issuance under the Plan (other than the Performance Share Pool) shall be 5,900 Shares (the “Standard Share Pool” and, together with the Performance Share Pool, the “Share Pools”). The Shares to be issued under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. Unless specified in the applicable Option Award Agreement or the Committee action granting the Option, Options will be deemed to have been granted from the Standard Share Pool.

(b) To the extent that (i) an Option expires or is otherwise cancelled or terminated without being exercised, (ii) any Shares subject to any Award of Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares or Performance Share Units are forfeited, or (iii) with respect to any Options that are exercised or any Award of Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares or Performance Share Units that vest, in each case after August 16, 2018, any Shares are tendered or withheld to pay the Exercise Price, or to satisfy withholding obligations associated with an Award (if such tendering or withholding is permitted under such Award), such Shares shall again be available for issuance in connection with future Awards granted under the Plan; provided, that such Shares shall be available for issuance solely out of the Share Pool from which the prior Award to which such Shares related was issued.”

2. Except as otherwise provided herein, all other terms and conditions of the Plan remain in full force and effect.